Comcast Corporation	Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

Years Ended December 31 (in millions)	2010	2009	2008	2007	2006(2)
Computation of Earnings:(1)
Pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees	$6,245	$5,170	$4,097	$4,412	$3,659
Fixed charges	2,298	2,487	2,589	2,419	2,163
Distributed income of equity investees	20	48	16	63	63
Noncontrolling interests in pretax income of subsidiaries that have not incurred fixed charges	—	—	—	(1)	(3)
Total Earnings	$8,563	$7,705	$6,702	$6,893	$5,882
Computation of Fixed charges:(1)
Cash interest expense	$2,134	$2,267	$2,384	$2,255	$2,033
Amortized premiums, discounts and capitalized expenses related to indebtedness	22	81	55	34	31
Portion of rents representative of an interest factor	140	138	144	118	90
Preference security dividend requirements of consolidated subsidiaries	2	1	6	12	9
Total Fixed Charges	$2,298	$2,487	$2,589	$2,419	$2,163
Ratio of earnings to fixed charges(1)	3.73x	3.10x	2.59x	2.85x	2.72x

(1)

For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries and (iii) the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and (z) preference security dividend requirements of our consolidated subsidiaries. Preferred security dividend is the amount of pretax earnings that is required to pay the dividends on outstanding preference securities. Interest associated with our uncertain tax positions is a component of income tax expense.

(2)

In July 2006, in connection with certain transactions with Adelphia and Time Warner, we transferred our previously owned cable systems located in Los Angeles, Cleveland and Dallas to Time Warner Cable. These cable systems are presented as discontinued operations for the year ended December 31, 2006. Accordingly, we have adjusted the ratio of earnings to fixed charges to reflect the impact of discontinued operations.

Comcast 2010 Annual Report on Form 10-K

Statement Regarding Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

Year ended December 31 (in millions)	2010	2009	2008	2007	2006(2)
Computation of Earnings:(1)
Pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees	$6,245	$5,170	$4,097	$4,412	$3,659
Fixed charges	2,298	2,487	2,589	2,419	2,163
Distributed income of equity investees	20	48	16	63	63
Noncontrolling interests in pretax income of subsidiaries that have not incurred fixed charges	—	—	—	(1)	(3)
Less: Preference security dividend requirements of consolidated subsidiaries	(2)	(1)	(6)	(12)	(9)
Total Earnings	$8,561	$7,704	$6,696	$6,881	$5,873
Computation of Fixed charges:(1)
Cash interest expense	$2,134	$2,267	$2,384	$2,255	$2,033
Amortized premiums, discounts and capitalized expenses related to indebtedness	22	81	55	34	31
Portion of rents representative of an interest factor	140	138	144	118	90
Preference security dividend requirements of consolidated subsidiaries	2	1	6	12	9
Total Fixed Charges	$2,298	$2,487	$2,589	$2,419	$2,163
Ratio of earnings to combined fixed charges and preferred dividends(1)	3.73x	3.10x	2.59x	2.84x	2.72x

(1)

For purposes of calculating the ratio of earnings to combined fixed charges and preferred dividends, earnings is the amount resulting from (1) adding (a) pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees and (e) our share of pretax losses of equity investees for which charges arising from guarantees are included in fixed charges and (2) subtracting (i) interest capitalized, (ii) preference security dividend requirements of consolidated subsidiaries and (iii) the noncontrolling interest in pretax income of subsidiaries that have not incurred fixed charges. Fixed charges is the sum of (w) interest expensed and capitalized, (x) amortized premiums, discounts and capitalized expenses related to indebtedness, (y) an estimate of the interest within rental expense and (z) preference security dividend requirements of our consolidated subsidiaries. Preferred security dividend is the amount of pretax earnings that is required to pay the dividends on outstanding preference securities. Interest associated with our uncertain tax positions is a component of income tax expense.

(2)

In July 2006, in connection with certain transactions with Adelphia and Time Warner, we transferred our previously owned cable systems located in Los Angeles, Cleveland and Dallas to Time Warner Cable. These cable systems are presented as discontinued operations for the year ended December 31, 2006. Accordingly, we have adjusted the ratio of earnings to combined fixed charges and preferred dividends to reflect the impact of discontinued operations.

Comcast 2010 Annual Report on Form 10-K